Subsidiaries of the Registrant Entities owned at December 31, 2004	Exhibit 21.1

Entity	Country of Incorporation
NetManage, Inc.	US
Network Software Associates, Inc.	US
NetSoft, Inc.	US
NetSoft Benelux BVBA	Belgium
NetManage Veenendaal HFL (Branch)	Netherlands
NetManage UK Limited	UK
FTP Software, Inc.	US
FTP Software Limited	UK
FTP Software Worldwide, Inc. - Branch	France
Wall Data Incorporated	US
Wall Data International, Inc.	US
Wall Data Holding GmbH	Germany
NetManage Software GmbH	Germany
Wall Data, Ltd.	Ireland
Expert Edge Computer Systems, Ltd.	Ireland
Radisson, Ltd.	Ireland
Wall Data (UK), Ltd.	UK
NetManage Mexico SA de CV	Mexico
NetManage Canada Inc.	Canada
Simware, Ltd.	UK
Simware Ltd - Belgian Branch	Belgium
N.Y. NetManage (Yerushalayim) Ltd.	Israel
NetManage, Ltd.	Israel
NetManage Italia SRL (1% owned by NetManage SARL)	Italy
NetManage Japan K.K.	Japan
NetManage Iberia, S.L.	Spain
NetManage SARL	France

NetManage do Brasil Limitada	Brazil
Librados, Inc.	US